EXHIBIT A

Transactions in the Issuer During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Person. Except as noted below, all such transactions were effected in the open market through brokers and the price per share is net of commissions.

Trade Date	Shared Purchased (Sold)	Price Per Share ($)
8/26/2014	175,000	30.36
8/27/2014	181,204	30.78
8/28/2014	9,000	30.48
8/29/2014	75,000	29.50
8/29/2014	50,000	29.54
9/3/2014	83,004	28.95
9/3/2014	151,723	28.69
9/4/2014	19,273	28.31
9/5/2014	75,327	28.18
9/8/2014	1,076,773	28.89
9/16/2014	(150,000)	27.26
9/16/2014	(155,368)	27.10
9/22/2014	114,986	26.99
9/24/2014	535,823	27.06
9/25/2014	370,534	26.65
9/25/2014	54,466	26.34
9/26/2014	137,000	26.49
10/2/2014	4,155	23.80
10/2/2014	(354,819)	23.75
10/7/2014	300,000	23.13
10/7/2014	30,000	23.03
10/9/2014	1,202,800	21.67
10/9/2014	630,000	21.57
10/9/2014	164,436	21.65
10/10/2014	198,000	20.78
10/13/2014	310,000	20.11
10/14/2014	100,000	19.85

10/15/2014	10,500	19.19
10/15/2014	200,000	19.38
10/15/2014	(85,000)	19.43
10/16/2014	427,970	20.75
10/16/2014	150,000	20.89
10/16/2014	550,000	20.94
10/17/2014	100,000	21.21
10/17/2014	100,000	21.43
10/17/2014	294,525	21.51
10/17/2014	650,000	21.55
10/17/2014	4,708,000*	23.00

*Shares purchased upon the exercise of options.